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                                                                   Exhibit 3.1


Federal Employer Identification No. 22-2603175

                         Certificate of Amendment to the

                          Certificate of Incorporation

                                       of

                      COMPOST AMERICA HOLDING COMPANY, INC.

Pursuant to the provisions of Section 14A: 9-2(4) and Section 14A:9-4(3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of
Incorporation:

      1.    The name of the corporation is COMPOST AMERICA HOLDING COMPANY, INC.

      2. The following amendment to the Certificate of Incorporation was approved by the board of directors and thereafter duly adopted by the shareholders of the corporation on the 30th day of October, 1997.

            RESOLVED, that Article FIFTH of the Certificate of Incorporation be amended to read as follows:

            The number of directors of the corporation and the length of the term of each such director shall be as set forth in the By-Laws of the corporation.

      3. The number of shares outstanding at the time of the adoption of the amendment was 20,487,563. The total number of shares entitled to vote thereon was 19,828,777.

      4. The number of shares voting for and against such amendment is as follows:

            Number of Shares                    Number of Shares
            Voting For Amendment                Voting Against Amendment
            --------------------                ------------------------
                  12,467,150                          - 0 -


                                    COMPOST AMERICA HOLDING COMPANY, INC.


                                    By  /s/ Roger E. Tuttle
                                      ------------------------------------
                                          Roger E. Tuttle, President

Dated this 30th day of October, 1997.